UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2020

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HUB GROUP, INC.

(Exact name of Registrant as specified in its charter)

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Delaware (State of Incorporation)	0-27754 (Commission File Number)	36-4007085 (I.R.S. Employer Identification No.)

2000 Clearwater Drive

Oak Brook, IL 60523

(Address of Principal Executive Offices)(Zip Code)

(630) 271-3600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	HUBG	Nasdaq

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 of the Current Report on Form 8-K of Hub Group, Inc. (the “Company” or “Hub Group”) filed with the Securities and Exchange Commission on July 7, 2017.

As previously disclosed, on July 1, 2017, the Company and one of its subsidiaries entered into a $350 million credit agreement (the “Credit Agreement”) with Bank of Montreal, as administrative agent, and with certain material subsidiaries of the Company from time to time as guarantors, and various financial institutions, as lenders. The Credit Agreement provides for a revolving credit facility that matures on July 1, 2022. The current maximum availability under the Credit Agreement is $350 million, which includes a sublimit of $50 million for letters of credit and a sublimit of $15 million for swingline loans. Availability under the Credit Agreement is reduced by outstanding letters of credit, of which approximately $31.5 million were outstanding as of December 31, 2019.

At December 31, 2019, the Company had no borrowings under the revolving credit facility. On March 24, 2020, the Company borrowed $100 million under the revolving credit facility. Following this borrowing, the Company had remaining borrowing capacity of $218.5 million under the Credit Agreement. The proceeds from this borrowing are expected to be held on the Company's balance sheet and may be used for general corporate purposes.

Item 7.01.	Regulation FD Disclosure.

Business Update

“Hub Group is doing an excellent job managing through the impact of the COVID-19 pandemic. We have maintained our focus on providing a world-class customer experience, while ensuring the health and safety of our team,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer. “We are a foundational part of the economy and our team is doing an amazing job in stepping up during this challenging period. Many of our consumer products and retail customers are seeing surges in demand, while others have closed down completely. This change in mix, as well as a slowdown in import volumes, will have an impact on our business over the near term,” continued Mr. Yeager.

Hub Group is in a unique position to support those in need during this time. Our team is delivering necessary goods to hospitals and stores across the country. We are also donating Hub Group equipment to support hospitals across the country. Thus far we have donated over $750,000 to support those in need.

Due the impact of the COVID-19 epidemic and the uncertain economic backdrop, Hub Group is withdrawing its fiscal year 2020 guidance provided in the Company’s 2019 year-end earnings press release on February 6, 2020. Investors should no longer rely on this guidance.

“We remain committed to driving efficiency in our business and reducing our cost structure, including the previously announced $40 million of annualized savings based on initiatives we expect to implement in 2020. We plan to be diligent in ensuring we are in a strong financial position. With this in mind, we have delayed the completion of the expansion of our headquarters campus and have borrowed $100 million on our revolving credit facility. We had approximately $265 million of cash and cash equivalents on hand as of March 27, 2020,” said Mr. Yeager.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable
(b)	Pro forma financial information. Not applicable
(c)	Shell company transactions. Not applicable
(d)	Exhibits. See Exhibit Index to this report.

EXHIBIT INDEX

Exhibit Number	Description
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HUB GROUP, INC.
/s/ Terri A. Pizzuto

Date: March 30, 2020	By:
Terri A. Pizzuto
Executive Vice President, Chief Financial Officer and Treasurer